Exhibit 99.2

MULTIMEDIA GAMES, INC.

First Quarter of Fiscal 2008 Earnings Call

Held 9:00 AM (Eastern) on February 6, 2008

Operator: Good day everyone and welcome to Multimedia Games’ First Fiscal Quarter 2008 Results Conference Call and Webcast. This call is being recorded and at this time I would like to turn the call over to Multimedia’s Chief Executive Officer, Mr. Clifton Lind, please go ahead sir.

Clifton E. Lind, President and Chief Executive Officer

Thank you, Operator, I want to thank everyone for joining us on the call. Randy Cieslewicz, Shannon Brooks, Howard Chalmers are with me today. The fiscal 2008 first quarter operating results are reviewed in today’s news announcement and Randy will provide additional financial details later on today’s call.

Q1 FY ‘08 revenues were $30.2 million, EBITDA was $14.7 million, up from $11.4 million last year, and we reported net income of approximately $400,000 or $0.01 per diluted share. This compares to a net loss of approximately $2.8 million or $0.10 a share for Q1 FY ‘07.

During this morning’s call, we will briefly review progress regarding our FY ‘08 priorities and provide an update on developments in several of our markets. As always, we will conclude by taking your questions.

Before we continue, I will ask Howard Chalmers, Senior Vice President for Corporate Communications, to review the Safe Harbor language.

P. Howard Chalmers, Senior Vice President, Planning and Corporate Communications

Thanks, Clifton. I’d like to remind everyone that today’s call and simultaneous webcast include forward-looking statements. These statements are based solely on present information and are subject to risks and uncertainties that could cause actual results to differ materially. Please refer to the ‘Risk Factors’ section of our recent SEC filings for a description of certain of these risks and uncertainties. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Today’s call and webcast will include “Non-GAAP financial measures” within the meaning of the SEC Regulation G. A reconciliation of all Non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com, in the Investor Relations section.

I’ll now turn the call back over to Clifton.

Clifton E. Lind, President and Chief Executive Officer

Thank you, Howard. I’d like to start out by sharing my optimism for the future of Multimedia Games. In my opinion, we have more talent and depth than ever before in the technical staff, sales staff and other critical areas. We have a better and more complete pallete of products and systems than ever before, and I am confident about our opportunity to compete aggressively in the mainstream of the gaming industry.

Let me review some of the reasons for my confidence. In addition to Multimedia’s core operating priorities, the company has five tactical goals for 2008, each of which is targeted at increasing our installed base of player terminals, expanding our operations into new jurisdictions, and positioning the company for resumed earnings growth and significant improvement in cash flow generation in the latter part of the fiscal year and beyond.

These goals include: growing the installed base in current markets such as Oklahoma, Alabama, Washington and Mexico; supporting our customers in these markets to help drive hold per day, as such growth provides a significant lever towards improving our operating results; capitalizing on the sales opportunity for both new and replacement units in Washington State; continuing to develop and place new products in both current and new markets. This initiative includes the completion of the engineering, and laboratory and regulatory approval phases for our proprietary gaming cabinets, as well as the design of new mechanical reel products to address Class II, charity, international, domestic and additional Class III market opportunities; and, completing the funding for and supporting the expansion of a key customer’s facility. The expected June opening of the first phase of this facility will lead to a significant expansion of our installed unit base and also be the tipping point at which we expect to be again generating meaningful increases in free cash flow.

We believe that we are on track to complete each of these initiatives, and we are confident that these efforts are positioning Multimedia to achieve growth in FY ‘08 and beyond.

In Oklahoma, we continue to convert our installed base from multi-touch, Class II player-against-player bingo games and server-based compact games to stand-alone games. As of December 31, 2007, these stand-alone games accounted for more than 68% of our total installed base in Oklahoma, compared to approximately 63% of the Oklahoma installed base on September 30, 2007.

The increased win per day of these stand-alone units has contributed to offsetting the impact of the reductions in our revenue share percentage, which has accompanied our shift from Class II to Class III gaming.

While the majority of our one-touch units in Oklahoma consist of third party games, we now also have a modest number of our proprietary video titles installed in the market. The performance of these units is meeting our internal expectations, and we believe that the revenue contributions from the placement of our own units will grow as we install units in larger facilities and introduce some mechanical reel models of our proprietary stand-alone games.

Another ongoing focus for Multimedia is to continue to increase our library of approved stand-alone games titles in Oklahoma. To date, we have received approval of five games, and we anticipate having at least 40 games approved by fiscal year-end. Most of the expected new game approvals will take place beginning and around mid Q3 FY ‘08 and thereafter. We continue to believe that we can use these game themes to hasten our entry into several traditional Class III markets.

It is important to note that the roll-out of our proprietary Class III games in Oklahoma not only provides a nice complement to the mix of third party license games that we offer but also creates economic efficiency, because it costs us less to produce these games on our proprietary cabinets than to purchase third party units. We believe that offering customers both our proprietary games and popular third party games will help us grow our market share in this key jurisdiction.

As I have stated earlier, another meaningful contributor to increasing our installed base in Oklahoma is the pending completion of a key customer’s expanded facility in Southern Oklahoma. The initial phase of this expansion is on track to open in June of this year at which time we will add more than 800 units to our installed base at that property. Later this fiscal year, we expect to add an additional 560 units as the second phase of the expansion is completed.

Since May 2007, we have been funding our portion of the financing for this site expansion at an average rate of approximately $1 million a week; and upon completion, our portion of the funding will total about $66 million. The scheduled completion of our funding commitment in the last month of Q3 FY ‘08, will coincide with the opening of the initial expansion phase, and we expect these events will benefit cash flow during the last quarter of FY ‘08.

Our installed base in Mexico as of December 31, 2007 was 3,515 units at 14 properties and includes 459 units that were added in December of ‘07. Year-over-year growth in the Mexico installed base was more than 280%. And based on the development plans that our two customers have shared with us, we are optimistic that growth will continue throughout calendar ‘08. We will continue to support our customers’ expansion initiatives, and as the installed base grows, we’ll work with our customers to promote improvement in hold per day.

In Washington State, we are positioned to build on our success late in calendar 2007 when we entered into two contracts for the sale or refurbishment of player terminals. We believe opportunities to provide new and replacement units, as well as new systems and services in that market will continue for the foreseeable future including the potential for some very near term placements. Washington State represents a meaningful channel for unit growth in FY’08 and FY’09 and revenue growth over the next several years that did not exist in FY’07. Randy will review the accounting treatment for our Washington State sales in a few minutes.

In New York, it continues to be more than 13,100 VLTs installed at race tracks throughout the state, all of which are operating on our central system. While the installed base will remain relatively stable pending the opening of other new facilities, revenue continues to grow.

We have had two recent successes in deployment of new products in markets we have not previously served. In December, we deployed our initial 50 Class III units in Rhode Island, and early indications are that the units are performing well. We remain hopeful, progress can be made in FY’08 in our efforts to diversify into more traditional gaming markets. Also in December, we secured a 5 year contract with the Ontario Lottery and Gaming Corporation for the development of gaming software and systems to be used at four of its electronic Bingo sites. The majority of the revenues from this original agreement, approximately $3.5 million, is expected to be recorded upon completion and delivery of the new products around the end of calendar 2008. Going forward, we will receive a license fee for each additional site at which the product is installed. This Ontario contract is important entry into the large traditional charitable Bingo gaming industry, and we believe our system development expertise will help us to enter both new domestic and new international markets addressing the traditional Bingo and charitable Bingo industry.

Randy Cieslewicz, our CFO, will now provide additional insights on Q1 FY’08 operating results after which we’ll open up the call for your questions. Randy?

Randy S. Cieslewicz, Chief Financial Officer; Vice President of Tax, Budget, and Corporate Compliance

Thanks, Clifton. As noted in our press release this morning, total revenue for the December 2007 quarter improved approximately 4% on a year-over-year basis to $30.2 million, yet on a quarterly sequential basis, revenues declined by approximately $1 million or by 3%. The quarterly sequential revenue decline primarily reflects the fact that Q1 is historically our lowest performing period of the year, and we experienced a decrease in charity revenue due to competitive factors. The year-over-year revenue improvement came despite the fact that last year’s first quarter period included 560 Class II units that were installed at a high earning facility for the entire December 2006 quarter, but which were removed in mid fiscal 2007 to facilitate expansion at this property. As we have noted before, we’ll be adding approximately 1,400 units at this facility in two stages later this year.

Reflecting the normal historical seasonality of our business, revenues generated from Oklahoma were $17.2 million for the December 2007 quarter versus $18.2 million in the September 2007 quarter, and $16.9 million for the December 2006 quarter. Revenues from Mexico were $2.1 million for the December 2007 quarter versus $1.9 million in the September 2007 quarter, reflecting the quarterly sequential growth in the installed base of nearly of 1000 units in this market.

Hold per day for Oklahoma compact units decreased on a quarterly sequential basis by 3%, yet improved on a year-over-year basis by 16%. Again, the quarterly sequential decline primarily reflects the historical seasonality of our business.

SG&A expenses of $16.1 million for the December 2007 quarter reflect a quarterly sequential increase of approximately half a million due to the inclusion of G2E Trade Show expenses in Q1. SG&A expense in the December 2007 quarter decreased by $2.5 million from $18.6 million for the December 31, 2006 quarter, due primarily to a lower head count, a decrease in consulting and contract labor related to the design of our mGAME gaming cabinets, decrease in legal fees associated with litigation, and the write-offs of third-party gaming content reflecting Multimedia’s initiatives to transition its Oklahoma installed base from multi-touch Class II units to stand-alone Class III units. We expect SG&A to decline to a range of approximately $15.5 to $16 million in Q2.

Depreciation and amortization expense of $12.5 million decreased to $1.5 million on a quarterly sequential basis, primarily reflecting approximately 1,400 California TILG units that rolled off the depreciation schedule. We expect depreciation and amortization in Q2 to decrease approximately $400,000 and then increase with the expansion of the facility in Southern Oklahoma.

Our expected Q2 FY ‘08 capital expenditures of $5- to $7 million include component parts for mGAME cabinets, TI/TO licenses and maintenance CapEx, including CapEx associated with the refurbishment of player terminals that are being deployed in Mexico. Our CapEx over the next several quarters will remain dependent on the timing of gaming units purchased related to the development agreement expansion of Southern Oklahoma. As of today, we expect to purchase an additional 600 to 800 third-party compact units in Q3. Following the completion of this expansion and the completion of our conversion to Class III units in Oklahoma, we expect our CapEx spending to decline significantly. We had a total of 430 third-party standalone units purchased but not yet deployed as of December 31st. In addition to the third-party standalone units available to be deployed, over the last several quarters we had accumulated component parts necessary to build approximately 2,000 mGAME Class III units.

Net income in Q1 includes interest income primarily related to imputed interest for capital advances associated with our development agreements of $804,000. This compares to imputed interest income of $652,000 in the year ago period and $714,000 in the September 2007 quarter. We expect to record imputed interest income of approximately $1 million in Q2. We are calculating imputed interest on interest free loans in accordance with FAS 13. We calculate the discount on each Note Receivable based on our cost of capital. The discount is then booked to contract rights and is amortized against revenue for the life of the agreement.

Cash flows from operations in the December 2007 quarter were $11 million compared to $7.1 million in the September 2007 quarter and approximately $11.4 million in the December 2006 quarter. Cash used by investing activities of $28.1 million includes $12.3 million of CapEx and $20.2 million in advances on the new development agreement, which was offset in part by development agreement notes receivable repayments of $5.7 million.

As we have noted, our total commitment for our customers’ facility expansion in southern Oklahoma is $65.6 million, and we have advanced $44.1 million for this project to date, with approximately $19.4 million advanced in the December 2007 quarter. We will continue to fund $1.2 million per week until our commitment is fulfilled in May 2008. As such, our fundings in Q2 will be approximately $15.6 million and we’ll fund the final $5.9 million in April and May.

During Q1 FY ‘08, we had net borrowings under our new credit facility of approximately $11 million, and we had total outstanding borrowings under our new credit facility of approximately $93 million at December 31, 2007. As of today, we had approximately $100 million outstanding on our credit facility. Reflecting the higher levels of outstanding borrowings offset by lower rates, we expect Q2 interest expense to be slightly higher than Q1 levels.

As previously disclosed in November, we entered into two contracts for the sale of player terminals in Washington State, one for 520 units and ancillary products and one for 50 units. We have installed the units for both contracts; however, the accounting for the sale of the units will be treated differently for each of the contracts. We recognized revenue of $714,000 on the sale of 50 units in Q1, and we deferred $3.9 million of revenue related to the 520 units, which will be recognized over the five-year term of the contract. The deferral of revenue on the 520 unit contract is related to revenue recognition and fair value for the new products allowed under the expanded compacts. In the future, revenue from this market will be deferred over the term of the agreement for contracts in which these new products exist.

Finally, income tax has benefited from R&D credits from prior years. In future quarters, we continue to expect the effective tax rate to be volatile due to the adoption of 123(R) and as a result of foreign income taxes withheld for Mexico receipt. In Q1, we adopted FIN 48 which is related to uncertain tax positions and recorded a reserve of $295,000 related to the prior periods. This reserve was recorded directly to retain earnings as prescribed in literature.

I would now turn the call back over to Clifton. Clifton?

Clifton E. Lind, President and Chief Executive Officer

Thank you, Randy. Let’s open the call up for questions, operator.

Operator: Thank you. [Operator Instructions]. Our first question will come from Michael Friedman with Noble Financial.

<Q – Michael Friedman>: Hi guys. When looking at the Mexico electronic bingo market and you compare it with the Oklahoma Class II market as it stood prior to the compacts, which do you think is a stronger market? Can you kind of compare the two markets against one another?

<A – Clifton Lind>: Well, Michael, sure. You know we’ve been providing Class II games in Oklahoma since 1997 and we opened up that market, created that market, and therefore it was a very strong market because there was a long period when the demand for Class II games was far below the, the demand was far above the supply.

In the Mexico market, we have a very different situation where a new product is being introduced to that market in a format that has not been traditionally available to the players. And as such we think that that is a market that is going to have to be developed over time and in particular with the business model and the type of entertainment facility that our primary customer is offering, that is a market where customers are going to have to be encouraged to come visit the facility and see the entertainment value of the variety of products that are offered there. As such, hold per day in that market is only a fraction of what hold per day was in the Oklahoma market when we opened it up.

We think hold per day in that market will develop over time and we think that has a potential to be an even larger market for us in the short term than ever the Oklahoma market was, if you measure that market based upon the unit counts that we will have down there. However, it appears to us today that hold per day is going to develop much more slowly and is going to require a good bit of cooperation between our company and the customers we serve down there, and putting a good bit of effort into developing the player patronage of the establishments which are being put in an upscale facility, and are not upscale facilities that are not the traditional electronic bingo environments that the players in Mexico had been familiar with to date.

So we think it will end up being a much larger market unit-wise; however, we think hold per day will take a large number of quarters to develop as the facilities get promoted and customers are brought into the facility and then repeat customers come back.

<Q – Michael Friedman>: Okay. And related to that can you refresh my memory on how the Televisa contract works. How long does it run and does the timeframe begin from the moment the machines are placed, or is there a flat period of time that you sign the contract and it runs a certain period?

<A – Randy Cieslewicz>: It was four years from the date the first of the machines were installed which is May 2006. So it’s May through 2010.

<Q – Michael Friedman>: And is there a way to renew that going forward? Is there something in place for either side to renew or is that something that could you think be further negotiated in the future?

<A – Clifton Lind>: Well yes and both. There is something in place and in addition to that we intend to work with our customer as their business model changes and renegotiate the contract in a mutually beneficial manner.

<Q – Michael Friedman>: Okay, great. Thank you.

Operator: [Operator Instruction]. We’ll hear from Brean Murray’s Ryan Worst.

<Q – Ryan Worst>: Thanks. Good morning, guys.

<A – Randy Cieslewicz>: Hey, Ryan.

<Q – Ryan Worst>: Back to the Mexico, where do you think your customer is in terms of marketing those facilities and kind of doing a better job in terms of their database marketing and things like that?

<A – Clifton Lind>: Well Ryan, we’re having ongoing meetings with the customer and the customer is now approaching the number of units that they said they wanted to have opening before they began their marketing effort in earnest. We have part of our team down there, both the Austin team and the team that’s permanently based in Mexico, in meetings this week on this very topic. And so I will have better information in the near term than the past. But suffice it to say we expect them to start marketing. We are working more closely with them than ever on how we can jointly promote the products that are down there and the facilities that are down there, and it’s our hope, and our expectation, that in the very near future they’ll start putting some effort into marketing these wonderful facilities that they have there.

<Q – Ryan Worst>: Okay, and then with your second smaller customer, about how many units did you have down there during the quarter?

<A – Randy Cieslewicz>: 200.

<Q – Ryan Worst>: 200? Was that in the beginning of the quarter or about, or an average for the quarter?

<A – Randy Cieslewicz>: Yes, they just had one site open, that’s the same 200 as they opened up in late calendar ‘07.

<Q – Ryan Worst>: Okay. And then can you talk a little bit about the Charity market. It looks like a win per day decline there. And then what you expect the profit margin to be on the revenue from Ontario?

<A – Clifton Lind>: On the first question, Ryan, our revenue from the Charity market did go down because our primary customer converted to a player tracking system as of September 1st that we are not on. We certainly have plans to work with our customer and get on that player tracking system in the reasonably near future so that the patrons who are playing our game can accumulate player tracking points. But right now, players who are playing our games in those facilities don’t accumulate player tracking points. So we are at a competitive disadvantage in that regard. In addition to that, we do not have any 5-reel mechanical products in that market. And there is a series of launches that will begin late in this quarter and continue throughout the end of our fiscal year of new products for all of the Alabama market, and we think that those new product launches will get our hold per day back up to where it was historically or better. And so, we remain committed to the Alabama market and other Charity markets and have specific strategies in place over the remaining quarters of the year to improve our hold per day. Randy, if you will take the second question.

<A – Randy Cieslewicz>: The profit, the expected margin’s about 30%.

<Q – Ryan Worst>: And is that going to be recognized all at one time?

<A – Randy Cieslewicz>: When it’s completed and done.

<Q – Ryan Worst>: Okay, thanks. And then —

<A – Randy Cieslewicz>: I think that’s right. Yes.

<Q – Ryan Worst>: And Clifton, how long before you get on to that player tracking system in Alabama?

<A – Clifton Lind>: Well, that’s not certain at this point in time. We’re exploring a number of different options in that regard. And certainly, you know, by the end of the fiscal year, there’ll be some resolution to that.

<Q – Ryan Worst>: Okay, and then, could you quantify the Class III performance thus far in either Rhode Island or Oklahoma or both?

<A – Clifton Lind>: Just to say that it is up to our expectations, and we have every reason to believe that our games are going to be very competitive with any other games that are offered in either of those markets.

<Q – Ryan Worst>: Okay, in Rhode Island, is there a certain threshold or performance requirement before you can increase the number of games there?

<A – Clifton Lind>: Yes, they evaluate every quarter the performance of all the vendors; they use what they call the efficiency ratio, which rates the earnings off of the vendor’s machines compared to the floor space that they have. And the goal, of course, is to have an efficiency ratio of greater than one. And during the first evaluation, we were, in fact, one of the two vendors that had an efficiency ratio of greater than one. So we’re going to be working real hard to build our presence not only at the one smaller facility we’re in, but at other facilities in that state as well.

<Q – Ryan Worst>: Okay, great, thanks.

<A – Clifton Lind>: Thank you.

<A – Randy Cieslewicz>: Thanks, Ryan.

Operator: [Operator Instructions]

<A – Clifton Lind>: Operator, while we are doing that, I would like to again return to a point that Randy touched on briefly and that is that in late May, we complete our funding obligation for the major facility in Southern Oklahoma that we’re participating in the expansion financing for. And when that happens, we will – we forecast that we will — reach the maximum amount of our borrowings under our current bank facility. We currently expect that to be approximately $115 million, and we believe that between that point in time and the end of the fiscal year, it will be paid down measurably, into the $90 million to $100 million range at the end of the fiscal year, depending on other financing activities or other CapEx expenditures that are not on the horizon right now. So we do expect to make good progress in reducing our bank debt by the end of the fiscal year. Back to you, operator.

Operator: And there are no further questions at this time. Mr. Lind, I will turn the call back to you for additional or closing remarks.

Clifton E. Lind, President and Chief Executive Officer

Okay, thank you, operator. I want to thank everyone for joining us on the call this morning. We believe that our efforts in FY07 and FY08 – Q1 FY’08 – created the foundation for 2008 to be a great year for us. Our new products are targeted at serving the standalone gaming market while we continue to deliver technologically advanced offerings for server-based gaming markets.

We have a long history of opening up new markets and being the product innovator for those markets. We believe our new products will lead us into new markets, in addition to enabling us to provide additional products and services for the existing markets.

We will continue to focus on improving the yield of our installed base of over 14,000 recurring revenue units, and we believe that we have the products and the tools that we need to significantly move the needle on the average hold per day in each of our markets. Accordingly, we believe that our historically slow first quarter now behind us, and with continuing progress on our key initiatives, we’ll begin to see tangible economic evidence of our success in the form of improving operating results during FY08.

Finally, I’d like to thank our talented staff for all of their efforts to secure a bright future for our company. Their tireless work and support of our operating initiatives is creating a solid foundation for our future success, as we begin to demonstrate our ability to compete in the mainstream of the gaming markets. I look forward to speaking with you again when we report our Q2 FY08 results in May. Thank you, operator. That concludes our comments.

Operator: Thank you, and thank you all very much for joining us today. That does conclude the presentation. Have a great afternoon.

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